Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Announces Retirement of Board Member

Sarasota, FL, December 16, 2019 — Helios Technologies (Nasdaq: HLIO) (“Helios” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, today announced that David W. Grzelak retired from its Board of Directors effective December 12, 2019, due to personal reasons.

Mr. Grzelak joined the Board in 2015 and has served on the Audit Committee as well as the Governance and Nominating Committee during his tenure, including most recently as Chairman of the Audit Committee.

Philippe Lemaitre, Helios’s Chairman of the Board, noted, “Dave’s global market and industry perspectives have been instrumental to our Board in guiding Helios as we execute our Vision 2025 strategic plan.  Additionally, his financial expertise and leadership of our Audit Committee have been outstanding and he will be missed.  We are thankful for his contributions and wish him well.”

Mr. Grzelak commented, “It has been my honor to serve on the Helios Board and I am appreciative of the opportunity.  I have enjoyed developing friendships with my fellow Board members and the Helios management team.  It has been very fulfilling to be involved with the transformation of this exciting organization, particularly the expansion of our diversified technology platform, and I wish the team ongoing success.”

About Helios Technologies
Helios Technologies is a global industrial technology leader that develops and manufactures hydraulic and electronic control solutions for diverse markets.  The Company does business through its operating subsidiaries around the world, including Sun Hydraulics, Enovation Controls, and Faster Group.  The Company operates in two business segments, Hydraulics and Electronics.  There are three key technologies within the Hydraulics segment: cartridge valve technology (“CVT”), quick-release hydraulic coupling solutions (“QRC”) and hydraulic system design (“Systems”). Within CVT, products provide functions important to a hydraulic system: to control rates and direction of fluid flow and to regulate and control pressures. QRC products allow users to connect and disconnect quickly from any hydraulic circuit without leakage and ensure high-performance under high temperature and pressure using one or multiple couplers. Systems provide engineered solutions for machine users, manufacturers or designers to fulfill complete system design requirements including electro-hydraulic, remote control, electronic control and programmable logic controller systems, as well as automation of existing equipment. The Company’s Electronics segment is an international leader in complete, fully-tailored display and control solutions for engines, engine-driven equipment and specialty vehicles. Its broad range of display, controls and instrumentation are complemented by its extensive application expertise and unparalleled depth of software, embedded programming, hardware and sustaining engineering teams.  The segment’s expertise allows it to deliver maximum results for its customers and their applications with the state-of-the-art solutions that are extremely rugged and reliable while being east to use and integrate. This technology is referred to as Electronic Controls (“EC”). Helios Technologies and information about its associated companies is available online at www.heliostechnologies.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

Helios Technologies | 1500 West University Parkway | Sarasota, FL 34243 | 941-362-1200